Exhibit 5.1

December 13, 2023

Better Therapeutics, Inc.

548 Market St #49404

San Francisco, CA 94104

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Better Therapeutics, Inc., a Delaware corporation (the “Company”), of the offer and resale from time to time of up to 20,000,000 shares (the “Future Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), by Chardan Capital Markets LLC (“Chardan”), as the selling stockholder listed in the Registration Statement under “Selling Stockholder”, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, dated as of December 13, 2023, by and between the Company and Chardan (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that before the Future Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Future Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Future Shares have been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Future Shares are issued, the Future Shares, when and if issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Better Therapeutics, Inc.

December 13, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP